Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Tut Systems, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Tut Systems, Inc. (the “Company”) and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 14, during 2006 the Company has continued to experience losses from operations and negative cash flows from operating activities and it has limited liquidity alternatives. In addition, the Company anticipates that it will continue to experience net losses in the future. Management’s future plans regarding its liquidity situation are also discussed in Note 14.

/s/ PricewaterhouseCoopers LLP
Portland, Oregon February 9, 2006 except for Note 14, which is as of October 5, 2006

TUT SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2004	2005
ASSETS
Current assets:
Cash and cash equivalents	$12,440	$12,111
Short-term investments	—	1,693
Accounts receivable, net of allowance for doubtful accounts of $139 and $56 in 2004 and 2005, respectively	6,585	14,873
Inventories, net	3,994	6,719
Prepaid expenses and other	1,137	983

Total current assets	24,156	36,379
Property and equipment, net	1,874	2,827
Intangibles and other assets	1,935	6,305
Goodwill	—	1,672

Total assets	$27,965	$47,183

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$7,080
Accounts payable	2,221	5,678
Accrued liabilities	2,324	3,274
Deferred revenue	226	527

Total current liabilities	4,771	16,559
Note payable	3,816	4,122
Other liabilities	—	100

Total liabilities	8,587	20,781

Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000 shares authorized, no shares issued and outstanding in 2004 and 2005, respectively	—	—
Common stock, $0.001 par value, 100,000 shares authorized, 25,180 and 33,474 shares issued and outstanding in 2004 and 2005, respectively	25	33
Additional paid-in capital	315,006	339,711
Deferred compensation	—	(19)
Accumulated other comprehensive loss	(140)	(165)
Accumulated deficit	(295,513)	(313,158)

Total stockholders’ equity	19,378	26,402

Total liabilities and stockholders’ equity	$27,965	$47,183

The accompanying notes are an integral part of these consolidated financial statements.

TUT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Years Ended December 31,
	2003	2004	2005
Revenue	$32,192	$24,992	$37,465
Cost of goods sold	17,432	18,642	26,281

Gross profit	14,760	6,350	11,184

Operating expenses:
Sales and marketing	7,479	8,096	10,649
Research and development	7,909	7,278	12,412
General and administrative	4,476	4,336	5,250
Restructuring costs	292	—	130
Impairment of assets	—	—	206
Amortization of intangible assets	151	64	68

Total operating expenses	20,307	19,774	28,715

Loss from operations	(5,547)	(13,424)	(17,531)
Gain on sale of investments	—	125	—
Interest and other income (expense), net	30	(161)	(114)

Net loss	$(5,517)	$(13,460)	$(17,645)

Net loss per share, basic and diluted (Note 2)	$(0.28)	$(0.63)	$(0.60)

Shares used in computing net loss per share, basic and diluted (Note 2)	19,996	21,392	29,200

The accompanying notes are an integral part of these consolidated financial statements.

TUT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Additional Paid-in Capital		Deferred Compensation	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Stock	Warrants
Balance, January 1, 2003	19,796	$20	$304,888	$—	$—	$(141)	$(276,536)	$28,231
Components of comprehensive loss:
Unrealized gain on other investments	—	—	—	—	—	74	—	74
Foreign currency translation adjustment	—	—	—	—	—	(22)	—	(22)
Net loss	—	—	—	—	—	—	(5,517)	(5,517)

Total comprehensive loss	—	—	—	—	—	—	—	(5,465)
Common stock issued for cash upon exercise of stock options	440	—	831	—	—	—	—	831
Common stock issued under employee stock purchase plan	38	—	58	—	—	—	—	58

Balance, December 31, 2003	20,274	$20	$305,777	$—	$—	$(89)	$(282,053)	$23,655

Components of comprehensive loss:
Unrealized gain (loss) on other investments	—	—	—	—	—	(23)	—	(23)
Foreign currency translation adjustment	—	—	—	—	—	(28)	—	(28)
Net loss	—	—	—	—	—	—	(13,460)	(13,460)

Total comprehensive loss	—	—	—	—	—	—	—	(13,511)
Common stock issued in secondary offering, net	4,600	5	8,706					8,711
Common stock issued for cash upon exercise of stock options	226	—	323	—	—	—	—	323
Common stock issued under employee stock purchase plan	80	—	200	—	—	—	—	200

Balance, December 31, 2004	25,180	$25	$315,006	$—	$—	$(140)	$(295,513)	$19,378

Components of comprehensive loss:
Unrealized gain (loss) on other investments	—	—	—	—	—	(12)	—	(12)
Foreign currency translation adjustment	—	—	—	—	—	(13)	—	(13)
Net loss	—	—	—	—	—	—	(17,645)	(17,645)

Total comprehensive loss	—	—	—	—	—	—	—	(17,670)
Common stock issued in private placement, net	5,535	6	7,949	6,102	—	—	—	14,057
Common stock issued in conjunction with Copper Mountain acquisition	2,467	2	9,845	—	—	—	—	9,847
Compensation charge related to the issuance of stock options	—	—	193	—	—	—	—	193
Unearned compensation related to issuance of restricted stock	—	—	102	—	(102)	—	—	—
Amortization related to unearned compensation	—	—	—	—	64	—	—	64
Reversal of deferred compensation related to work force reduction	—	—	(19)	—	19	—	—	—
Common stock issued for cash upon exercise of stock options	217	—	346	—	—	—	—	346
Common stock issued under employee stock purchase plan	75	—	187	—	—	—	—	187

Balance, December 31, 2005	33,474	$33	$333,609	$6,102	$(19)	$(165)	$(313,158)	$26,402

The accompanying notes are an integral part of these consolidated financial statements.

TUT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2003	2004	2005
Cash flows from operating activities:
Net loss	$(5,517)	$(13,460)	$(17,645)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,097	1,273	1,243
Provision for (recovery of) doubtful accounts	36	92	(83)
Provision for excess and obsolete inventory and abandoned products	225	1,542	1,022
Impairment of intangible assets	128	202	192
Impairment of assets			206
Amortization of intangible assets	1,809	1,524	1,647
Non cash compensation	—	—	257
Deferred interest on note payable	261	293	306
Change in operating assets and liabilities, net of businesses acquired:
Accounts receivable	(5,126)	385	(8,142)
Inventories	(518)	(1,355)	(3,214)
Prepaid expenses and other assets	72	(138)	766
Accounts payable and accrued liabilities	(2,665)	(70)	2,983
Deferred revenue	(703)	(27)	201

Net cash used in operating activities	(10,901)	(9,739)	(20,261)

Cash flows from investing activities:
Purchase of property and equipment	(1,189)	(1,425)	(1,696)
Purchase of short-term investments	—	—	(2,993)
Proceeds from maturities of short-term investments	—	—	1,300
Acquisition of businesses, net cash acquired	—	—	1,529

Net cash used in investing activities	(1,189)	(1,425)	(1,860)

Cash flows from financing activities:
Proceeds from credit facility	—	2,562	13,410
Repayment of credit facility	—	(2,562)	(6,330)
Capital lease	—	—	167
Payment of capital lease	—	—	(17)
Proceeds from issuances of common stock, net	889	9,234	14,562

Net cash provided by financing activities	889	9,234	21,792

Net decrease in cash and cash equivalents	(11,201)	(1,930)	(329)
Cash and cash equivalents, beginning of year	25,571	14,370	12,440

Cash and cash equivalents, end of year	$14,370	$12,440	$12,111

Supplemental disclosure of cash flow information:
Interest paid during the year	$261	$294	$460

Income taxes paid during the year	$1	$1	$1

Noncash financing activities:
Common stock issued in connection with the Copper Mountain acquisition in 2005	$—	$—	$9,847

The accompanying notes are an integral part of these consolidated financial statements.

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

NOTE 1—DESCRIPTION OF BUSINESS:

The Company designs, develops, and sells digital video processing systems that enable telephony-based service providers to deliver broadcast quality digital video signals over their networks. The Company also offers video processing systems that enable private enterprise and government entities to transport video signals over satellite, fiber, radio, or copper networks for surveillance, distance learning, and TV production applications. Additionally, the Company designs, develops and markets broadband transport and service management products that enable the provisioning of high speed Internet access and other broadband data services over existing copper networks within hotels and private campus facilities.

Historically, the Company derived most of its sales from its broadband transport and service management products. In November 2002, the Company acquired VideoTele.com, referred to in this report as VTC, from Tektronix, Inc. to extend its product offerings to include digital video processing systems. On June 1, 2005, the Company acquired Copper Mountain Networks, Inc., referred to in this report as Copper Mountain, for its additional product and engineering resources to further address the Company’s expanding video market opportunities. The Company does not expect significant future revenue from the sale of Copper Mountain’s historical product line. Video-based products now represent a majority of the Company’s sales.

The Company has incurred substantial losses and negative cash flows from operations since inception. For the year ended December 31, 2005, the Company incurred a net loss of $17,645 and negative cash flows from operating activities of $20,261, and has an accumulated deficit of $313,158 at December 31, 2005. Management believes that its cash and cash equivalents and availability under the credit facility as of December 31, 2005 are sufficient to fund its operating activities and capital expenditure needs at least for the next twelve months. However, in the event that the Company does not meet its revenue and earnings expectations, the Company at least may require additional cash to fund operations. Failure to generate positive cash flow in the future would have a material adverse effect on the Company’s ability to achieve its intended business objectives.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates include valuation of inventories and accounts receivable, estimation of loss on purchase commitments, estimation of percentage-of-completion on revenue contracts, the recoverability of long-lived assets and intangible assets, and estimation of range of losses under contingencies. Actual results could differ from those estimates.

Fair value of financial instruments

The fair value of the Company’s cash and cash equivalents, short-term investments, accounts receivable, accounts payable, line of credit and note payable approximate their carrying value due to the short maturity or market rate structure of those instruments.

Cash and cash equivalents

Cash equivalents are stated at cost or amortized cost, which approximates fair value. The Company includes in cash and cash equivalents all highly liquid investments that mature within three months of their purchase date. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates that designation as of each balance sheet date.

Short-term investments

The Company’s short-term investments are stated at fair value, and are principally comprised of corporate debt securities. The Company classifies its investments as available for sale in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and states its investments at estimated fair value, with unrealized gains and losses reported in accumulated other comprehensive income (loss). The specific identification method is used to determine the cost of securities disposed of, with realized gains and losses reflected in interest and other income (expense), net. A liquid market exists for these short-term investments.

Unbilled Receivables

Unbilled receivables (costs and estimated profit in excess of billings) may be recorded in connection with certain turnkey solution contracts. Unbilled receivables are not billable at the balance sheet date but are recoverable over the remaining life of the contract through billings made in accordance with contractual agreements. Management reviews unbilled receivables and related contract provisions to ensure the Company is justified in recognizing revenue prior to billing the customer and that there is objective evidence which allows the Company to recognize such revenue.

Allowance for doubtful accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make payments. These estimated allowances are periodically reviewed and take into account customers’ payment history and information regarding customers’ creditworthiness that is known to the Company. The Company assesses individual accounts receivable over a specific aging and amount. If the financial condition of any of the Company’s customers were to deteriorate, resulting in their inability to make payments, the Company would need to record an additional allowance.

Inventories

Inventories are stated at the lower of cost or market. Cost is computed using standard cost which approximates actual cost on a first-in, first-out basis. The Company records provisions to write down its inventory and related purchase commitments for estimated obsolescence or unmarketable inventory equal to the difference between the cost of the inventory and the estimated market value based upon assumptions about the future demand and market conditions. If actual future demand or market conditions are less favorable than those estimated by the Company, additional inventory provisions may be required.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. The Company provides for depreciation by charges to expense which are sufficient to write off the cost of the assets over their estimated useful lives on the straight-line basis. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful life of the improvement. Useful lives by principal classifications are as follows:

Office equipment	3-5 years
Computers and software	3-7 years
Test equipment	3-5 years
Leasehold improvements	1-7 years

When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the asset and accumulated depreciation accounts, respectively. Upon the disposition of property and equipment, the accumulated depreciation is deducted from the original cost and any gain or loss on that sale or disposal is credited or charged to income.

Maintenance, repairs, and minor renewals are charged to expense as incurred. Expenditures which substantially increase an asset’s useful life are capitalized.

Intangible assets

Intangible assets are stated at cost less accumulated amortization. Intangible assets consist of completed technology and patents, customer lists, maintenance contract renewals and trademarks. These intangible assets are amortized on a straight line basis over the estimated periods of benefit, which are as follows:

Completed technology and patents	3-5 years
Customer lists	7 years
Maintenance contract renewals	5 years
Trademarks	7 years

Accounting for long-lived assets

The Company periodically assesses the impairment of long-lived assets. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Factors considered important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the overall business, significant negative industry or economic trends, a significant decline in the stock price for a sustained period and the Company’s market capitalization relative to net book value.

When management determines that the carrying value may not be recoverable based upon the existence of one or more of the above indicators of impairment, any impairment measured is based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in the Company’s current business model.

During 2003 and 2005, the Company determined that certain long-lived assets and certain intangible long-lived assets were impaired and recorded losses accordingly under SFAS No. 144. No such impairment was recorded in 2004. Future events could cause the Company to conclude that impairment indicators once again exist. Any resulting impairment loss could have a material adverse impact on the Company’s financial condition and results of operations.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the identifiable assets acquired and liabilities assumed. Management tests for impairment of goodwill on an annual basis and at any other time if events occur or circumstances change that would indicate that it is more likely than not that the fair value of the reporting unit has been reduced below its carrying amount.

Factors considered important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the overall business, significant negative industry or economic trends, a significant decline in the stock price for a sustained period and the Company’s market capitalization relative to net book value.

The impairment test for goodwill is a two-step process. Step one consists of a comparison of the fair value of a reporting unit with its carrying amount, including the goodwill allocated to the reporting unit. Measurement of the fair value of a reporting unit is based on one or more fair value measures including present value techniques of estimated future cash flows and estimated amounts at which the unit as a whole could be bought or sold in a current transaction between willing parties. If the carrying amount of the reporting unit exceeds the fair value, step two requires the fair value of the reporting unit to be allocated to the underlying assets and liabilities of that reporting unit, resulting in an implied fair value of goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss equal to the excess is recorded in net earnings (loss).

Revenue Recognition

The Company generates revenue primarily from the sale of hardware products, including third-party products, through professional services, and through the sale of its software products. The Company sells products through direct sales channels and through distributors. Generally, revenue is generated from the sale of video processing systems and components and the sale of broadband transport and service management products.

Revenue is generated primarily from the sale of complete end-to-end video processing systems generally referred to as turnkey solutions. Turnkey solution revenue is principally generated by the sale of complete end-to-end video processing systems that are designed, developed and produced according to a buyer’s specifications. Turnkey solutions are multi-element arrangements, which consist of hardware products, software products, professional services and post-contract support.

Revenue is also generated from the sale of video processing component products, the sale of broadband transport and service management products, and the sale of certain legacy products acquired with the Copper Mountain merger. The Company sells these products through its own direct sales channels and also through distributors.

The Company’s revenue recognition policies for turnkey solutions are in accordance with SOP 97-2, Software Revenue Recognition, as amended, which is the authoritative guidance for recognizing revenue on software transactions and transactions in which software is more than incidental to the arrangement. SOP 97-2 requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements, such as hardware, software products, maintenance services, installation, training or other elements. Under SOP 97-2, the determination of fair value is based on objective evidence that is specific to the vendor. If such evidence of fair value for any undelivered element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered, subject to certain limited exceptions set forth in SOP 97-2, as amended. SOP 97-2 was amended in February 1998 by SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, and was amended again in December 1998 by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. Those amendments deferred and then clarified, respectively, the specification of what was considered vendor specific objective evidence of fair value for the various elements in a multiple element arrangement.

In the case of software arrangements which require significant production, modification or customization of software, which encompasses all of the Company’s turnkey arrangements, SOP 97-2 refers to the guidance in SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. The Company recognizes revenue for all turnkey arrangements in accordance with SOP 97-2 and SOP 81-1. Excluding the post contract support (or PCS) element, for which the Company has established vendor specific objective evidence of fair value (as defined by SOP 97-2), revenue from turnkey solutions is generally recognized using the percentage-of-completion method, as stipulated by SOP 81-1. The percentage-of- completion method reflects the portion of the anticipated contract revenue that has been earned that is equal to the ratio of labor effort expended to date to the anticipated final labor effort, based on current estimates of total labor effort necessary to complete the project. Revenue from the PCS element of the arrangement is deferred at the point of sale and recognized over the term of the PCS period. Generally, the terms of the turnkey solution sales provide for billing of approximately 90% of the contract value of the arrangement prior to the time of delivery to the customer site, with an additional approximately 9% of the contract value billed upon substantial completion of the project and the balance upon customer acceptance. In connection with certain contracts, the Company may perform the work prior to when the revenue is billable pursuant to the contract. The termination clauses in most of the Company’s contracts provide for the payment for the fair value of products delivered and services performed in the event of an early termination. In connection with certain of the Company’s contracts, it has recorded unbilled receivables consisting of costs and estimated profit in excess of billings as of the balance sheet date. Many of the contracts which give rise to unbilled receivables at a given balance sheet date are subject to billings in the subsequent accounting period. Management reviews unbilled receivables and related contract provisions to ensure it is justified in recognizing revenue prior to billing the customer and that we have objective evidence which allows it to recognize such revenue. The contractual arrangements relative to turnkey solutions include customer acceptance provisions. However, such provisions are generally considered to be incidental to the arrangement in its entirety because customers are fully obligated with respect to approximately 99% of the contract value irrespective of whether acceptance occurs or not.

For direct sales of video processing systems component products not included as part of turnkey solutions, direct sale of broadband transport products and service management products and the sales of legacy products acquired with the Copper Mountain merger, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is reasonably assured.

Management must make significant judgments and estimates in connection with the measurement of revenue in a given period. The Company follows specific and detailed guidelines for determining the timing of revenue recognition. At the time of the transaction, the Company assesses a number of factors, including specific contract and purchase order terms, completion and timing of delivery to the common-carrier, past transaction history with the customer, the creditworthiness of the customer, evidence of sell-through to the end user, and current payment terms. Based on the results of the assessment, the Company may recognize revenue when the products are shipped or defer recognition of revenue until evidence of sell-through occurs and cash is received. In order to recognize revenue, the Company must also make a judgment regarding collectibility of the arrangement fee. Management’s judgment of collectibility is applied on a customer-by-customer basis pursuant to the Company’s credit review policy. The Company sells to customers with whom the Company has a history of successful collection and to new customers for which no similar history may exist. New customers are subject to a credit review process, which evaluates the customers’ financial position and ability to pay. New customers are typically assigned a credit limit based on a review of their financial position. Such credit limits are increased only after a successful collection history with the customer has been established. If it is determined from the outset of an arrangement that collectibility is not probable based upon the Company’s credit review process, revenue is recognized on a cash-collected basis.

The Company also maintains accruals and allowances for cooperative marketing and other programs, as necessary. Estimated sales returns and warranty costs are based on historical experience and are recorded at the time revenue is recognized, as necessary. The Company’s products generally carry a one year warranty from the date of purchase. To date, warranty costs have been insignificant to the overall financial statements taken as a whole.

Should changes in conditions cause us to determine that the criteria for revenue recognition are not met for certain future transactions, revenue recognition for any reporting period could be adversely affected.

Accounting for stock based compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” Financial Accounting Standards Board Interpretation No. 44 (“FIN 44”) “Accounting for Certain Transactions Involving Stock Compensation-an Interpretation of APB 25,” and complies with the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.” Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company’s stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 148 and the EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.”

The Company amortizes stock-based compensation using the straight-line method over the remaining vesting periods of the related options, which is generally four years. Pro forma information regarding net loss and earnings per share is required to be determined as if we had accounted for employee stock options under the fair value method of SFAS No. 123, as amended by SFAS No. 123R.

The following table illustrates the effect on net loss and loss per share if the Company’s had applied the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 123R, to stock-based employee compensation:

	Years Ended December 31,
	2003	2004	2005
Net loss—as reported	$(5,517)	$(13,460)	$(17,645)
Add:
Unearned stock-based employee compensation expense included in reported net loss	—	—	257
Deduct:
Total stock-based employee compensation expense determined under a fair value based method for all grants, net of related tax effects	(3,646)	(2,338)	(4,170)

Net loss—pro forma	$(9,163)	$(15,798)	$(21,558)

Basic and diluted net loss per share—as reported	$(0.28)	$(0.63)	$(0.60)

Basic and diluted net loss per share—pro forma	$(0.46)	$(0.74)	$(0.74)

The fair value of options and shares issued pursuant to the option plans and at the grant date were estimated using the Black-Scholes model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected stock price volatility. The Company uses projected volatility rates, which are based upon historical volatility rates trended into future years. Because employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of options.

The effects of applying pro forma disclosures of net loss and earnings/loss per share are not likely to be representative of the pro forma effects on net loss/income and earnings/loss per share in future years, as the number of future shares to be issued under these plans is not known and the assumptions used to determine the fair value can vary significantly.

The fair value of each stock option grant has been estimated on the date of the grant using the Black-Scholes option pricing model. The Company has also estimated the fair value of the purchase rights issued from its employee stock purchase plan, using the Black-Scholes option pricing model. The Company first issued purchase rights from the 1998 Purchase Plan in fiscal 1999. The following table outlines the weighted average assumptions for both the stock options granted and the purchase rights issued:

	Stock Option Plans Year Ended December 31,			Employee Stock Purchase Plan Year Ended December 31,
	2003	2004	2005	2003	2004	2005
Expected dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Risk-free interest rate	2.5%	2.8%	3.7%	1.26%	1.16%	3.19%
Expected volatility	80.7%	88.0%	87.0%	80.7%	88.0%	87.0%
Expected life (in years)	4.0	4.0	4.0	0.5	0.5	0.5

Generally, the Company grants options at a price equal to the fair market value of the Company’s stock on the date of the grant. The weighted-average estimated fair values of stock options granted during fiscal 2003, 2004 and 2005 as calculated using the Black-Scholes option pricing model were $1.82, $3.33 and $1.94 per share, respectively.

On December 29, 2005, the Board of Directors approved full acceleration of unvested stock options with an exercise price of $3.02 or greater, previously granted under the Company’s 1998 Stock Option Plan and 1999 Non-statutory Stock Option Plan held by Company officers and employees. Options to purchase approximately 876,550 shares of the Company’s common stock, including approximately 126,390 shares held by the Company’s named executive officers, were subject to acceleration effective as of December 29, 2005. As a condition of the acceleration, and to avoid any unintended personal benefits, the Company also imposed a holding period on shares underlying the accelerated options that will require all optionees to refrain from selling any shares acquired upon the exercise of the options until the date on which such shares would have vested under the options’ original vesting terms, or, if earlier, the optionee’s last day of employment or upon a “change in control” as defined in any termination agreement between the individual option holder and the Company.

The Board decided to accelerate vesting of these options based in part on the anticipated effects of Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share Based Payment” (SFAS 123R), which becomes effective for the Company’s first quarter of fiscal 2006, commencing on January 1, 2006. The acceleration of the vesting of these options minimizes future compensation expense that the Company would recognize in its financial statements with respect to these options as a result of SFAS 123R. Absent the acceleration of these options, upon the effectiveness of SFAS 123R, the Company would have been required to recognize approximately $2.1 million in pre-tax compensation expense, including $0.4 million attributable to options held by executive officers, from these options over their remaining vesting terms. By accelerating the vesting of these previously unvested options, the share-based compensation expense under SFAS 123 is reflected in this footnote disclosure. Further, the Company believes that any potential future share-based compensation expense related to these options would be immaterial to the Company’s financial results. However, the Company makes no assurance that these actions will avoid the recognition of future compensation expense in connection with these options.

Employees and officers may benefit from the accelerated vesting of their stock options in the event they terminate their employment with or service to the Company prior the completion of the original vesting terms as they would have the ability to exercise certain options that would have otherwise been forfeited. No share-based compensation expense will be recorded with respect to these options unless an employee or officer actually benefits from this modification. For those employees and officers who do benefit from the accelerated vesting, the Company is required to record additional share-based compensation expense equal to the intrinsic value of the option on the date of modification (i.e., December 29, 2005). The closing market price per share of the Company’s common stock on December 29, 2005 was $3.10 and the exercise price of the approximately 876,550 in unvested options on that date ranged from $3.02 to $6.16, with a weighted exercise price of $3.95. The

Company estimates the potential additional share-based compensation expense that the Company may be required to record with respect to these options would be immaterial to the Company’s financial results.

Shipping and handling costs

Shipping and handling costs incurred for inventory purchases and product shipments are recorded in Cost of Sales in the Consolidated Statements of Operations.

Advertising expenses

The Company accounts for advertising costs as expense in the period in which they are incurred. Advertising expense for the years ended December 31, 2003, 2004 and 2005 was zero, $53 and $49, respectively.

Research and development

Research and development expenditures are charged to expense as incurred. These costs include costs associated with salaries, contractors, supplies, facilities, utilities and administrative expenses.

Software Development Costs

Costs incurred in the research and development of new software products are expensed as incurred until technological feasibility has been established at which time such costs are capitalized, subject to a net realizable value evaluation. Technology feasibility is established upon the completion of an integrated working model. Costs incurred between completion of the working model and the point at which the product is ready for general release have not been significant. Accordingly, the Company has charged all costs to research and development expense in the period incurred.

Income taxes

Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement bases and the tax bases of assets and liabilities using enacted tax rates. A valuation allowance is established to reduce a deferred tax asset to the amount that is expected more likely than not to be realized.

Foreign currency translation

The functional currency for the Company’s foreign subsidiary is the relevant local currency. The translation from foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using the weighted average exchange rate during the period. Adjustments resulting from such translation are reflected in other comprehensive loss as a separate component of stockholders’ equity. Gains or losses resulting from foreign currency transactions are included in the results of operations and have been immaterial for all periods presented.

Net loss per share

Basic and diluted net loss per share is computed using the weighted average number of common shares outstanding. Options were not included in the computation of diluted net loss per share because the effect would be antidilutive.

The calculation of net loss per share follows:

	Years Ended December 31,
	2003	2004	2005
Net loss per share, basic and diluted:
Net loss	$(5,517)	$(13,460)	$(17,645)

Shares used in computing net loss per share, basic and diluted	19,996	21,392	29,200

Net loss per share, basic and diluted	$(0.28)	$(0.63)	$(0.60)

Antidilutive options and warrants, not included in net loss per share calculations	3,649	4,254	7,220

Other comprehensive (loss) income

Other comprehensive (loss) income includes unrealized gains and losses on other assets and foreign currency translation adjustments that have been previously excluded from net loss and reflected instead in stockholders’ equity. The following table sets forth the components of other comprehensive (loss) income:

	Years Ended December 31,
	2003	2004	2005
Unrealized gains (losses) on investments	$74	$(23)	$(12)
Foreign currency translation adjustment	(22)	(28)	(13)

Total	$52	$(51)	$(25)

Concentrations

The Company operates in one business segment, designing, developing and selling video content processing systems optimized for the provisioning of public broadcast digital TV services across telephone company and cable company facilities, digital video trunking systems for applications across TV broadcast, government and education facilities, and broadband data transmission systems for application over existing private campus or building facilities.

The market for these products is characterized by rapid technological developments, frequent new product introductions, changes in end-user requirements and constantly evolving industry standards. The Company’s future success depends on its ability to develop, introduce and market enhancements to its existing products, to introduce new products in a timely manner that meet customer requirements and to respond effectively to competitive pressures and technological advances. Further, the emergence of new industry standards, whether formally adopted by official standards committees or informally through widespread use of such standards by telephone companies or other service providers, could require the Company to redesign its products.

Currently, the Company relies on contract manufacturers and certain single source suppliers of materials for certain product components. As a result, should the Company’s current manufacturers or suppliers not produce and deliver inventory for the Company to sell on a timely basis, operating results could be adversely impacted.

From time to time, the Company maintains a substantial portion of its cash and cash equivalents in money market accounts with one financial institution. The Company invests its excess cash in debt instruments of the U.S. Treasury, governmental agencies and corporations with strong credit ratings. The Company has established guidelines relating to diversification and maturities in order to maintain the safety and liquidity of these assets. To date, the Company has not experienced any significant losses on its cash equivalents or short-term investments.

As of December 31, 2005, two customers, FTC Management, Inc. and Al-Falak Systems Solutions and Consulting accounted for 19% and 12% respectively of the Company’s accounts receivable.

Recent accounting pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R (revised 2004), “Share-Based Payment”, which amends FASB Statement No. 123 and will be effective for public companies first fiscal year beginning after June 15, 2005. Thus, the Company will adopt SFAS No. 123R on January 1, 2006 on a prospective basis. The new standard will require the Company to expense employee stock options and other share-based payments. The FASB believes the use of a binomial lattice model for option valuation is capable of more fully reflecting certain characteristics of employee share options compared to the Black-Scholes options pricing model. The new standard may be adopted in one of three ways—the modified prospective transition method, a variation of the modified prospective transition method or the modified retrospective transition method. The Company will adopt SFAS No. 123R using the Black-Scholes option pricing model under the modified prospective transition method. On December 29, 2005, the Board of Directors approved full acceleration of unvested stock options with an exercise price of $3.02 or greater previously granted under the Company’s 1998 Stock Option Plan and 1999 Non-statutory Stock Option Plan held by Company officers and employees. Options to purchase approximately 876,550 shares of the Company’s common stock, including approximately 126,390 shares held by the Company’s named executive officers, are subject to acceleration effective as of December 29, 2005. Since the Company currently accounts for share based payments using the intrinsic value method under APB 25, the Company expects the adoption of FAS 123R will have an adverse impact on its results of operations.

On March 29, 2005, the SEC issued Staff Accounting Bulletin 107, or SAB 107, which expresses the views of the SEC regarding the interaction between SFAS No. 123R and certain SEC rules and regulations and provides the SEC’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instrument issues under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS No. 123R in an interim period, capitalization of compensation costs related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123R, the modification of employee share options prior to adoption of SFAS No. 123R, and disclosures in Management’s Discussion and Analysis of Financial Condition and Results of Operations subsequent to adoption of SFAS No. 123R. The Company is currently evaluating the impact that SAB 107 will have on its results of operations when it is adopted in fiscal 2006.

In June 2005, the FASB issued FAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB No. 20 and FAS No. 3”, which replaces APB Opinion No. 20, “Accounting Changes”, and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. This Statement also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Its adoption is not expected to have a significant impact on the Company’s financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs-An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the previously issued authoritative guidance to clarify those abnormal amounts of idle facility expense, freight, handling costs, and wasted material should be recognized as current-period charges. In addition, SFAS 151 requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005, and will be adopted by the Company beginning January 1, 2006. The Company does not expect the adoption of this statement to have a material effect on its financial condition or results of operations.

In November 2005, FASB issued FASB Staff Position (“FSP”) FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (“FSP 115-1”) which provides guidance on determining when investments in certain debt and equity securities are considered impaired, whether that impairment is other-than-temporary, and on measuring such impairment loss. FSP 115-1 also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 is effective for reporting periods beginning after December 15, 2005. Our adoption of FSP 115-1 will not have a material impact on our results of operations or financial condition.

Reclassifications

Certain reclassifications have been made to prior year balances in order to conform to the current year presentation. Amortization of intangible assets relating to completed technology and patents have been reclassified from operating expenses to cost of goods sold. This reclassification did not affect cash flows, financial position or net loss.

NOTE 3—CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS:

At December 31, 2004 and 2005, cash, cash equivalents and short term investments are summarized as follows:

	December 31,
	2004	2005
Cash and cash equivalents	$12,440	$12,111
Short-term investments due in less than one year	—	1,693

	$12,440	$13,804

The following is a summary of available-for-sale securities:

As of December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Corporate debt securities	$1,693	$—	$—	$1,693

As of December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Corporate debt securities	$—	$—	$—	$—

NOTE 4—ACQUISITIONS:

On January 7, 2005, the Company entered into an Agreement and Plan of Merger with CoSine Communications, Inc., referred to in this report as CoSine. The Company received formal notice from CoSine on May 17, 2005, to terminate the merger agreement. In May 2005, the Company incurred a one time charge of $1,209 to write off the related transaction costs, reflected in the statement of operations for the second quarter of 2005. The Company included this charge in General and Administrative expenses.

On June 1, 2005, the Company acquired 100% of the outstanding common stock of Copper Mountain for approximately $11,729. The purchase price consisted of 2,467 shares of the Company’s common stock valued in aggregate at $9,787, warrants to purchase the Company’s common stock valued at $58, acquisition related expenses consisting of legal, insurance and other professional fees of $1,503 and employee severance costs of $351. The value of the Company’s common stock was determined based on the average market price over the two day period before and after the acquisition was announced on February 11, 2005. The results of operations of Copper Mountain have been included in the consolidated statement of operations from June 1, 2005. The Company acquired Copper Mountain for its additional product and engineering resources, which are being refocused to address the Company’s expanding video market opportunities. The Company believes that the acquisition of Copper Mountain is accelerating the Company’s plans to address the growing number of opportunities in the market for video processing systems. During the year ended December 31, 2005, the Company recognized revenue of $2,226 from the sale of legacy Copper Mountain’s products. The Company will honor Copper Mountain’s existing customer support agreements but does not expect significant future revenue from the sale of Copper Mountain’s historical product lines.

The Company determined the fair value of the acquired intangibles using established valuation techniques. The purchase price of $11,729 exceeded the fair value of the net assets acquired of $10,057, thereby resulting in goodwill of $1,672. The allocation of the purchase price was as follows:

Current assets	$4,285
Property and equipment	706
Completed technology and patents	6,221
Goodwill	1,672

Total assets acquired	12,884
Total liabilities assumed	1,155

Net assets acquired	$11,729

Completed technology and patents are being amortized over a weighted average life of five years. Amortization of $795 has been included in cost of goods sold. The goodwill of $1,672 will not be deductible for tax purposes.

The following unaudited pro forma consolidated information gives effect to the acquisition of Copper Mountain as if it had occurred on January 1, 2004 and 2005 by consolidating the results of operations of Copper Mountain with the results of operations of the Company for the year ended December 31, 2004 and 2005.

	Year Ended December 31,
Proforma Results of Operations (unaudited)	2004	2005
Revenue	$32,835	$37,930
Net loss	(33,740)	(25,970)
Basic and diluted net loss per share	(1.41)	(0.86)

NOTE 5—BALANCE SHEET COMPONENTS:

	December 31,
	2004	2005
Accounts receivable
Accounts receivable	$6,724	$10,574
Unbilled receivables	—	4,355
Provision for doubtful accounts	(139)	(56)

	$6,585	$14,873

Inventories, net:
Finished goods	$5,038	$7,794
Raw materials	184	843
Allowance for excess and obsolete inventory and abandoned product	(1,228)	(1,918)

	$3,994	$6,719

Property and equipment:
Computers and software	$1,811	$1,853
Test equipment	3,169	4,837
Office equipment	56	68

	5,036	6,758
Less: accumulated depreciation	(3,162)	(3,931)

	$1,874	$2,827

Accrued liabilities:
Professional services	$369	$590
Provision for purchase commitments	503	568
Compensation	1,164	1,518
Other	288	598

	$2,324	$3,274

Intangibles and other assets:

	As of December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Net Intangibles
Amortized intangible assets:
Completed technology and patents	$7,922	$(6,460)	$1,462
Customer list	86	(27)	59
Maintenance contract renewals	50	(22)	28
Trademarks	315	(97)	218

	$8,373	$(6,606)	1,767

Other non-current assets			168

			$1,935

	As of December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Intangibles
Amortized intangible assets:
Completed technology and patents	$13,681	$(7,769)	$5,912
Customer list	86	(39)	47
Maintenance contract renewals	50	(32)	18
Trademarks	315	(142)	173

	$14,132	$(7,982)	6,150

Other non-current assets			155

			$6,305

The aggregate amortization expense for the years ended December 31, 2003, 2004 and 2005 was $1,809, $1,524 and $1,647 respectively.

Minimum future amortization expense for subsequent years is as follows:

2006	$1,695
2007	1,649
2008	1,247
2009	1,115
2010	444

$6,150

NOTE 6—INDEBTEDNESS:

Line of Credit

On September 23, 2004, the Company entered into a revolving asset based credit facility (“credit facility”), with Silicon Valley Bank (“the Bank”) which was amended on December 29, 2005. As amended, this facility had an initial term of two years and expires on September 23, 2007. Borrowings under the credit facility are formula based and limited to the lesser of $10.0 million or an amount based on a percentage of eligible accounts receivable and eligible inventories. The interest rate on outstanding borrowings is equal to the bank’s prime rate, 7.25% as of December 31, 2005, plus 0.5%. The rate may increase by 1.0% if the Company does not meet certain financial covenants. All of the Company’s assets are pledged as collateral and the credit facility contains various covenants. The Company was in compliance with these financial covenants as of December 31, 2005. Based on the maximum percentages of eligible accounts receivable and eligible inventory levels, available borrowings under this facility were $7,787 as of December 31, 2005. In addition, this credit facility allows for long-term borrowings of up to $1.2 million for purchase of fixed assets. The Company had outstanding borrowings under this facility of $7,080 against the revolving credit facility and no long-term borrowings against the credit facility at December 31, 2005.

Note Payable

As part of the Company’s acquisition of VTC from Tektronix, Inc. in November 2002, the Company issued a note payable to Tektronix, Inc. for $3,232, with repayment in sixty months, or November 2007. The interest rate on this note is 8% and is compounded annually. Through January 31, 2006, the accrued interest is added to the principal balance of the note. Thereafter, the Company will pay accrued interest on this note commencing on January 31, 2006 and on each April 30, July 31 and October 31 thereafter until the principal balance is paid in full. As of December 31, 2004 and 2005, this note payable balance, including accrued interest, was $3,816 and $4,122, respectively.

NOTE 7—RESTRUCTURING COSTS, IMPAIRMENT OF CERTAIN ASSETS AND PROVISION FOR INVENTORY:

Restructuring costs

In August 2003, the Company implemented a restructuring program that included a workforce reduction and relocation. As a result of this restructuring program, the Company recorded restructuring costs of $292. The workforce reduction was approximately 11% of the Company’s employees, resulting in severance and fringe benefit expenses of approximately $192 along with relocation costs of $100. As of December 31, 2003, the Company had paid all the costs relating to this restructuring program.

In September 2005, the Company announced a restructuring program that included a workforce reduction. As a result of this restructuring program, the Company recorded restructuring costs of $130 consisting of severance payments. As of December 31, 2005, all the restructuring costs have been paid.

Impairment of intangible assets

During the second quarter of 2003 and first quarter of 2004, the Company determined that certain of the technology acquired as part of the purchase of the ViaGate assets had become impaired. As a result, the Company recorded an impairment charge of $128 in 2003 and $202 in 2004. During the third quarter of 2005, the Company determined that certain of its technology acquired as part of the VTC acquisition in November 2002, had become impaired. As a result, the Company incurred a loss of $192 to write-off the technology. These impairment charges are included in Cost of Goods Sold.

Impairment of long-lived assets

During the fourth quarter of 2005, the Company determined that certain long lived assets in the UK office had become impaired. As a result, the Company recorded an impairment charge of $206 in 2005. There was no such impairment charge in 2003 and 2004.

Provision for inventory

The Company recorded a provision, within costs of goods sold, for inventory totaling $225 in 2003, $1,542 in 2004 and $1,022 in 2005. These provisions relate to the net realizable value of raw materials and reserves for finished goods in excess of what the Company reasonably expected to sell in the foreseeable future, based on the continued decline in the telecommunications market and current economic conditions. The Company sold $539 and $76 in 2004 and 2005, respectively of inventory that had been previously reserved for.

NOTE 8—INCOME TAXES:

The components of net deferred tax assets and liabilities as of December 31, 2004 and 2005 are as follows:

	December 31,
	2004	2005
Deferred tax assets:
Net operating loss carryforwards	$88,678	$110,672
Research and development credit	5,196	5,966
Deferred research and development costs	1,193	1,136
Deferred revenue	79	206
Accruals and reserves	15,981	54
Acquired intangibles	7,882	3,886
Other	1,943	1,938

Gross deferred tax assets	120,952	123,858

Less: valuation allowance	(120,952)	(123,858)

Net deferred tax assets	$—	$—

Due to the uncertainty surrounding the realization of the tax attributes in tax returns, the Company has placed a full valuation allowance against its otherwise recognizable net deferred tax assets.

At December 31, 2005, the Company has approximately $302,901 in federal and $150,842 in state net operating loss, or NOL, carryforwards to reduce future taxable income. Of these amounts, $28,642 and $12,156 represent federal and state tax deductions, respectively, from stock option compensation. The tax benefit from these deductions will be recorded as an adjustment to additional paid-in capital in the year in which the benefit is realized.

At December 31, 2005, the Company also has research and experimentation tax credit carryforwards of approximately $3,736 and $2,230 for federal and state income tax purposes, respectively. The NOL and credit carryforwards expire in 2007 to 2025.

The Company’s ability to use its federal and state net operating loss carryforwards and federal and state tax credit carryforwards to reduce future taxable income and future taxes, respectively, may be subject to restrictions attributable to equity transactions that may have resulted in a change of ownership as defined by Internal Revenue Code Section 382. In the event the Company has had such a change in ownership, utilization of these carryforwards could be severely restricted and could result in significant amounts of these carryforwards expiring prior to benefiting the Company. The Company is currently assessing whether such a change in ownership has occurred.

The Company’s effective tax rate of zero is a result of the tax benefit calculated at the statutory tax rate completely offset by the deferred tax asset valuation allowance.

NOTE 9—COMMITMENTS AND CONTINGENCIES:

Lease obligations

The Company leases office, manufacturing and warehouse space under noncancelable operating leases that expire in 2006 and 2010. In connection with the business combination in 2002, the Company assumed an operating lease that expires in December 2007. In December 2005, the Company entered into a lease agreement for a facility in Pleasanton, California that expires in June 2007. The Company also leases certain office equipment under capitalized lease obligations that expire in 2008.

Minimum future lease payments under operating and capital leases at December 31, 2005 are as follows:

	Operating Leases	Capital Leases
2006	$960	$59
2007	790	59
2008	26	44
2009	8
2010	8

	$1,792	162

Less amount representing interest		(12)

		150
Less current portion		(50)

		$100

Rent expense for the years ended December 31, 2003, 2004 and 2005 was $1,233 $1,189 and $1,426 respectively. At December 31, 2005, the cost of the leased capital assets were $168 with accumulated amortization of $14 resulting in a net book value of leased capital assets of $154.

Purchase commitments

The Company had noncancelable commitments to purchase finished goods inventory totaling $469 and $450 in aggregate at December 31, 2004 and 2005, respectively. These purchase commitments represent outstanding purchase orders submitted to the Company’s third party manufacturers for goods to be produced and delivered to the Company in 2005 and 2006.

Whalen v. Tut Systems, Inc. et al.

On October 30, 2001, the Company and certain of its current and former officers and directors were named as defendants in Whalen v. Tut Systems, Inc. et al., Case No. 01-CV-9563, a purported securities class action lawsuit filed in the United States District Court for the Southern District of New York. An amended complaint was filed on December 5, 2001. A consolidated amended complaint was filed on April 19, 2002. The consolidated amended complaint asserts that the prospectuses from the Company’s January 29, 1999 initial public offering and its March 23, 2000 secondary offering failed to disclose certain alleged actions by the underwriters for the offerings. The complaint alleges claims against the Company and certain of its current and former officers and directors under Section 11 of the Securities Act of 1933, as amended, and under Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934, as amended, and alleges claims against certain of its current and former officers and directors under Sections 15 and 20(a) of the Securities Act. The complaint also names as defendants the underwriters for the Company’s initial public offering and secondary offering. Similar suits were filed in the Southern District of New York challenging over 300 other initial public offerings and secondary offerings conducted in 1999 and 2000. Therefore, for pretrial purposes, the Whalen action is being coordinated with the approximately 300 other suits before United States District Court Judge Shira Scheindlin of the Southern District of New York under the matter In Re Initial Public Offering Securities Litigation. The individual defendants in the Whalen action, namely, Nelson Caldwell, Salvatore D ‘Auria and Matthew Taylor, were dismissed without prejudice by an October 9, 2002 Order of the Court, approving the parties’ October 1, 2002 Stipulation of Dismissal. On February 19, 2003, the Court issued an Opinion and Order denying the Company’s motion to dismiss.

In June 2004, a stipulation of settlement for the claims against the issuer-defendants, including the Company, was submitted to the Court in the In Re Initial Public Offering Securities Litigation. On August 31, 2005, the Court granted preliminary approval of the settlement. The settlement is subject to a number of conditions, most of which are outside of the Company’s control, including final approval by the Court. The underwriters named as defendants in the In Re Initial Public Offering Securities Litigation (collectively, the “underwriter-defendants”), including the underwriters named in the Whalen suit, are not parties to the stipulation of settlement.

The stipulation of settlement provides that, in exchange for a release of claims against the settling issuer-defendants, the insurers of all of the settling issuer-defendants will provide a surety undertaking to guarantee plaintiffs a $1 billion recovery from the non-settling defendants, including the underwriter-defendants. The ultimate amount, if any, that may be paid on behalf of the Company will therefore depend on the final terms of the settlement, including the number of issuer-defendants that ultimately participate in the final settlement, and the amounts, if any, recovered by the plaintiffs from the underwriter-defendants and other non-settling defendants.

In re Copper Mountain Networks, Inc. Initial Public Offering Securities Litigation

Copper Mountain, which the Company acquired on June 1, 2005, was in December 2001, along with certain of its officers and directors, named as defendants in a class action shareholder complaint filed in the United States District Court for the Southern District of New York, now captioned In re Copper Mountain Networks, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-10943 alleging violations of securities law under Section 11 of the Securities Act of 1933, as amended, and Section 10(b) and Rule 10b-5 of the Exchange Act. As a result of the acquisition, the Company has inherited the responsibility and obligations of Copper Mountain to defend the claims in that case and the Company is exposed to any liability that may come out of the claims. The Copper Mountain action described in this paragraph like the Whalen action described above has been coordinated for pretrial purposes under the matter In Re Initial Public Offering Securities Litigation. The individual defendants in the Copper Mountain action were also dismissed without prejudice pursuant to the October 9, 2002 Order of the Court approving the parties’ October 1, 2002 Stipulation of Dismissal. On February 19, 2003, the Court issued an Opinion and Order granting in part and denying in part Copper Mountain’s motion to dismiss. Thereafter, Copper Mountain entered into the same stipulation of settlement as the Company did in the Whalen action described above. The Copper Mountain stipulation of settlement is subject to the same terms, conditions and contingencies as the stipulation of settlement the Company entered into with respect to the Whalen action described above.

In the event that all or substantially all of the issuer-defendants participate in the final settlement, the amount that may be paid to the plaintiffs on behalf of the Company could range from zero to approximately $7.0 million which consists of the approximately $3.5 million from the Copper Mountain action described above and approximately $3.5 million from the Whalen action described above, depending on plaintiffs’ recovery from the underwriter-defendants and from other non-settling parties and the amount of insurance available under the Company’s applicable insurance policies. If the plaintiffs recover at least $1 billion from the underwriter-defendants, no settlement payments would be made on behalf of the Company under the proposed terms of the settlement. If the plaintiffs recover less than $1 billion, the Company believes that its insurance will likely cover some or its entire share of any payments towards satisfying its share of plaintiffs’ $1 billion recovery amount. Management estimates that its range of loss relative to this matter is zero to $7.0 million. Presently there is no more likely point estimate of loss within this range. As a consequence of the uncertainties described above regarding the amount the Company will ultimately be required to pay, if any, as of December 31, 2005, the Company has not accrued a liability for this matter.

The Company is subject to other legal proceedings, claims and litigation arising in the ordinary course of business. The Company’s management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

NOTE 10—STOCKHOLDERS’ EQUITY:

Preferred stock

The Company has 5,000 shares of undesignated preferred stock, $0.001 par value, authorized for issuance. The Board of Directors can issue, in one or more series, this preferred stock and fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms and certain other rights and preferences with stockholder action. There was no preferred stock issued and outstanding at December 31, 2004 or 2005.

Common stock

In October 2004, the Company completed the sale of 4,600 shares of its common stock at a price of $2.25 per share for gross proceeds of $10,350. Net proceeds from the offering were approximately $8,711.

On July 22, 2005, the Company completed the private sale of 5,535 shares of its common stock at a price of $2.70 per share for gross proceeds of $14,945. Net proceeds from the offering after issuance costs of $888 were approximately $14,057. Under the terms of the financing, the Company also issued warrants to purchase an additional 2,767 shares of its common stock. The warrants expire in 2010 and, beginning in 2006, are exercisable at a per share price of $4.25. The Company has the right to call the warrants in the event that the trading price of its common stock exceeds $7.44 per share for twenty consecutive trading days. If exercised in full, the warrants would provide an additional $11,760 in proceeds to the Company. Of the net proceeds of $14,057, $6 was recorded as common stock and $14,051 was recorded as additional paid in capital. This additional paid in capital consists of $7,949 additional paid in capital for common stock and $6,102 additional paid in capital for warrants.

NOTE 11—EQUITY BENEFIT PLANS:

Stock option plans

In November 1993, the Company adopted the 1992 Stock Plan (the “1992 Plan”), under which the Company may grant both incentive stock options and nonstatutory stock options to employees, consultants and directors. Options issued under the 1992 Plan can have an exercise price of no less than 85% of the fair market value, as defined under the 1992 Plan, of the stock at the date of grant. The 1992 Plan, including amendments, allows for the issuance of a maximum of 178 shares of the Company’s common stock. This number of shares of common stock has been reserved for issuance under the 1992 Plan. The Company is no longer granting stock options from the 1992 Plan. As stock options are terminated or cancelled from the 1992 Plan, the stock options are being retired and are no longer available for future grant.

The Company’s 1998 Stock Plan (the “1998 Plan”) was adopted by the Board of Directors in July 1998 and was approved by the stockholders in September 1998 and has rights and privileges similar to the 1992 Plan. The 1998 Plan allows for the issuance of a maximum of 1,000 shares of the Company’s common stock with annual increases starting in 2000, subject to certain limitations. In January 2000, the 1998 Plan was amended to increase the maximum number of shares that may be issued to 1,358. In January 2001, the 1998 Plan was amended to increase the maximum number of shares that may be issued by 375 to 1,733. In January 2002, the 1998 Plan was amended to increase the maximum number of shares by 375 to 2,108. In January 2005, the 1998 Plan was amended to increase the maximum number of shares by 375 to 2,483. In August 2005, the 1998 Plan was amended to increase the maximum number of shares by 500 to 2,983.

The Company’s 1999 Nonstatutory Stock Option Plan (the “1999 Plan”) was adopted by the Board of Directors in December 1999. The 1999 Plan allows for the issuance of a maximum of 1,000 shares of the Company’s common stock. Additions to the Plan may be approved by the Board of Directors. The 1999 Plan has rights and privileges similar to the 1998 Plan. In April 2000, the 1999 Plan was amended to increase the maximum number of shares that may be issued to 1,425. In October 2000, the 1999 Plan was amended to increase the maximum number of shares that may be issued to 1,825. In October 2002, the 1999 Plan was amended to increase the maximum number of shares that may be issued to 2,625. In August 2005, the 1999 Plan was amended to increase the maximum number of shares that may be issued to 3,125.

Generally, stock options are granted with vesting periods of four years and have an expiration date of ten years from the date of grant. However, in the event of a change in control, as defined in our Change in Control plans adopted June 2000, employees who are terminated as a direct result of the change in control will be entitled to certain separation benefits including acceleration of unvested options ranging from six months to full vesting and severance pay ranging from one to eighteen months. Benefits may be limited in certain circumstances due to certain tax code provisions.

Activity under the 1992, 1998 and 1999 Plans (the “Plans”) are summarized as follows:

			Outstanding Options
	Shares Available For Grant	Options Exercised	Number of Shares	Price Per Share	Aggregate Price	Weighted Average Exercise Price
Balance, January 1, 2003	556	1,132	4,204	$0.11-68.25	$24,152	$5.75
Options authorized	375
Options granted	(604)		604	1.25-5.77	1,405	2.33
Options exercised		440	(440)	0.11-3.75	(833)	1.89
Options terminated	719		(719)	1.21-54.88	(1,364)	1.89

Balance, December 31, 2003	1,046	1,572	3,649	$0.11-68.25	$23,360	$6.40
Options authorized	375
Options granted	(969)		969	1.95-6.16	5,019	5.18
Options exercised		226	(226)	0.36-3.75	(324)	1.43
Options terminated	138		(138)	1.21-41.75	(1,439)	10.35

Balance, December 31, 2004	590	1,798	4,254	$0.11-68.25	$26,616	$6.26
Options authorized	1,375
Options granted	(1,179)		1,179	2.41-3.02	3,574	3.02
Options exercised		217	(217)	2.74-4.50	(346)	1.56
Options expired	(81)
Options terminated	463		(463)	1.21-57.44	(6,440)	13.90

Balance, December 31, 2005	1,168	2,015	4,753	$0.52-68.25	$23,404	$4.92

The Company uses the Black-Scholes option pricing model to value options granted to consultants. The total estimated fair value of these grants during the periods presented was not significant and was expensed over the applicable vesting periods. No options were granted to consultants during 2004 or 2005.

At December 31, 2003, 2004 and 2005 vested options to purchase 2,432, 3,126 and 4,453 shares of common stock, respectively were unexercised. The weighted average exercise price of these options $8.29, $7.10 and $5.08 per share for 2003, 2004 and 2005 respectively.

The following table summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.52 - 1.21	556	6.65	$1.14	556	$1.14
1.25 - 1.45	538	6.75	1.41	517	1.42
1.47 - 1.47	150	7.04	1.47	146	1.47
1.49 - 1.49	500	5.48	1.49	500	1.49
1.55 - 2.15	483	6.72	1.99	441	2.00
2.19 - 3.01	395	7.89	2.78	162	2.64
3.02 - 3.02	637	9.42	3.02	637	3.02
3.04 - 5.01	741	7.86	4.39	741	4.39
5.07 - 22.94	539	7.09	9.65	539	9.65
22.94 - 68.25	214	4.35	40.25	214	40.25

	4,753			4,453

Acceleration of stock options

On December 29, 2005, the Board of Directors of approved full acceleration of unvested stock options with an exercise price of $3.02 or greater previously granted under the Company’s 1998 Stock Option Plan and 1999 Non-statutory Stock Option Plan held by Company officers and employees. Options to purchase approximately 876,550 shares of the Company’s common stock, including approximately 126,390 shares held by the Company’s named executive officers, are subject to acceleration effective as of December 29, 2005. As a condition of the acceleration, and to avoid any unintended personal benefits, the Company also imposed a holding period on shares underlying the accelerated options that will require all optionees to refrain from selling any shares acquired upon the exercise of the options until the date on which such shares would have vested under the options’ original vesting terms, or, if earlier, the optionee’s last day of employment or upon a “change in control” as defined in any termination agreement between the individual option holder and the Company. The closing market price per share of the Company’s common stock on December 29, 2005 was $3.10 and the exercise price of the approximately 876,550 in unvested options on that date ranged from $3.02 to $6.16, with a weighted exercise price of $3.95.

Employee stock purchase plan

The Company’s 1998 Employee Stock Purchase Plan (the “1998 Purchase Plan”) was adopted by the Board of Directors in July 1998 and was approved by the stockholders in September 1998. Under the 1998 Purchase Plan, an eligible employee may purchase shares of common stock from the Company through payroll deductions of up to 15% of his or her compensation, at a price per share equal to 85% of the lesser of the fair market value of the Company’s common stock as of the first or last trading day on or after May 1 and November 1 and ending on the last trading day of the period six (6) months later. In 1998, the Company reserved 250 shares of common stock for issuance under the 1998 Purchase Plan. In 2001, the Company allocated an additional 250 shares of common stock, increasing the number of shares reserved for issuance under the 1998 Purchase Plan to 500 and in January 2005, the Company increased the number of shares reserved for issuance by 250 to 750, of which 420 have been issued, leaving 330 for future issuances under the 1998 Purchase Plan as of December 31, 2005. The 1998 Purchase Plan is subject to annual increases, subject to certain limitations.

401(k) plan

In April 1995, the Company adopted the Tut Systems’ Inc. 401(k) Plan (the “401(k) Plan”) covering all eligible employees. Through December 31, 2001, contributions were limited to 15% of each employee’s annual compensation, and further limited by IRS annual contribution limitations. Effective January 1, 2002, contributions are allowed up to 100% of each employee’s annual compensation, but are still limited by IRS annual contribution limitations, depending on the age of the eligible employee. Contributions to the 401(k) Plan by the Company are discretionary. The Company did not make any contributions for the years ended December 31, 2003, 2004 and 2005.

NOTE 12—SEGMENT INFORMATION:

Revenue

The Company currently targets its sales and marketing efforts to both public and private service providers and users across two related markets. The Company currently operates in a single business segment as there is only one measurement of profitability for its operations. Revenue relating to the broadband transport and service management products was $8,263, $6,962 and $4,613 for the years ended December 31, 2003, 2004 and 2005, respectively. Revenue related to video processing systems was $23,929, $18,030 and $30,626 for the years ended December 31, 2003, 2004 and 2005, respectively. Revenue related to legacy product sales from the recently completed Copper Mountain merger was $2,226 for the year ended December 31, 2005. Revenues are attributed to the following countries based on the location of customers:

	Years Ended December 31,
	2003	2004	2005
United States	$26,263	$19,167	$29,005
International:
Canada	2,479	1,708	1,759
China	1,124	1,699	3,019
Ireland	558	1,275	612
Qatar	—	—	1,776
All other countries	1,768	1,143	1,294

	$32,192	$24,992	$37,465

No individual customer accounted for greater than 10% of the Company’s revenue for the years ended December 31, 2003, 2004 and 2005.

Products

The Company designs, develops, and sells video processing systems and broadband transport and service management products. Video processing systems include both digital TV headend systems and video systems. The digital TV headend system enables telephony-based service providers to transport broadcast quality digital video signals across their networks and our digital video transmission systems optimize the delivery of video signals across enterprise, government and education networks. The broadband transport and service management products enable the transmission of broadband data over existing hotels and private campus networks.

Long-lived Assets

The Company has long-lived assets, which consist of property and equipment, and other assets. Long-lived assets are located in the following countries:

	December 31,
	2004	2005
United States	$1,538	$2,798
United Kingdom	336	29

	$1,874	$2,827

NOTE 13—PRODUCT WARRANTY:

The Company generally warrants its products for a specific period of time against material defects. The Company provides for the estimated future costs of warranty obligations in costs of goods sold when the related revenue is recognized. The accrued warranty costs represents the best estimate at the time of sale of the total costs that the Company expects to incur to repair or replace product parts, which fail while still under warranty. The amount of accrued estimated warranty costs are primarily based on historical experience as to product failure as well as current information on repair costs. On a quarterly basis, the Company reviews the accrued balances and updates the historical warranty cost trends. Warranty costs and accrued warranty cost for the years ended December 31, 2003, 2004 and 2005 were immaterial to the overall financial statements.

NOTE 14—SUBSEQUENT EVENTS:

Since January 1, 2006 the Company has continued to incur operating losses and negative cash flows from operating activities aggregating $7,779 and $6,846, respectively, for the six months ended June 30, 2006. These losses were primarily attributed to revenue shortfalls compared to the Company’s 2006 Plan. In addition, the Company has relatively limited liquidity alternatives available to it. Effective August 23, 2006, the Company sold $7 million of 8% convertible notes. However, even after this debt offering the Company is somewhat cash constrained. As of June 30, 2006 and August 31, 2006 the Company had zero and $2 million, respectively, of remaining borrowing capacity under its secured line of credit, which expires September 23, 2007.

The Company is engaged in various activities that may provide increased liquidity. The Company continues to actively pursue additional revenue opportunities. Revenue opportunities for its video processing systems include plans to expand the number of its local and international telephone customers, upgrade existing customers to current product offerings, and expand its customer base to include large, tier-one telephone companies. Revenue opportunities for its broadband transport and service management products include plans to increase revenue from new and existing customers from recently upgraded product offerings. Additionally, the Company is also exploring other alternatives which may include additional financing, strategic alliances, acquisition or merger.

The Company cannot provide any assurance that it will accomplish such operational or strategic actions and if it is unable to do so, it may not be able to achieve its currently contemplated business objectives, or the timing in reaching those objectives may be delayed.